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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

CAPITAL PACIFIC HOLDINGS, LLC, a Delaware Limited Liability Corporation

CAPITAL PACIFIC HOMES, INC., a Nevada Corporation

PETERS RANCHLAND COMPANY, INC., a Delaware Corporation

J.M. PETERS NEVADA, INC., a Delaware Corporation

NEWPORT DESIGN CENTER., a California Corporation

BAY HILL ESCROW, INC., a California Corporation

CAPITAL PACIFIC MORTGAGE, INC., a Delaware Corporation

CAPITAL PACIFIC ARIZONA, INC., a Delaware Corporation

CAPITAL PACIFIC HOMES OF ARIZONA, INC., a Delaware Corporation

CLARK WILSON HOMES, INC., a Texas Corporation

CAPITAL PACIFIC HOMES, INC., a Delaware Corporation

FAIRWAY FINANCIAL COMPANY, a Texas Corporation

PARKLAND ESTATES, INC., a Delaware Corporation

J.M. PETERS CALIFORNIA, INC., a Delaware Corporation

CREATIVE DESIGN & MEDIA, INC., a Delaware Corporation

CPHDP, LLC, a Delaware Limited Liability Corporation